Exhibit 4.1

EXECUTION VERSION

AIR TRANSPORT SERVICES GROUP, INC.

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 11, 2025

3.875% Convertible Senior Notes due 2029

FIRST SUPPLEMENTAL INDENTURE, dated as of April 11, 2025 (this “Supplemental Indenture”), between Air Transport Services Group, Inc., a Delaware corporation (the “Company”), as issuer, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), to the Indenture, dated as of August 14, 2023 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.

WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 3.875% Convertible Senior Notes due 2029 (the “Notes”) in the original aggregate principal amount of $400,000,000;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of November 3, 2024 (as amended, supplemented, restated or otherwise modified, the “Merger Agreement”), by and among the Company, Stonepeak Nile Parent LLC, a Delaware limited liability company (“Parent”), and Stonepeak Nile MergerCo Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“MergerCo”);

WHEREAS, pursuant to the terms of the Merger Agreement, MergerCo will merge with and into the Company (the “Merger”) on the date hereof, with the Company, as the surviving entity in the Merger, becoming a wholly-owned subsidiary of Parent as of the date hereof;

WHEREAS, the Merger constitutes a Common Stock Change Event under the Indenture;

WHEREAS, Section 5.08(A) of the Indenture provides that, at or before the effective time of any Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event will execute and deliver to the Trustee a supplemental indenture pursuant to Section 8.01(F) of the Indenture, which supplemental indenture will (x) provide for subsequent conversions of Notes in the manner set forth in Section 5.08 of the Indenture; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 5.05(A) of the Indenture in a manner consistent with Section 5.08 of the Indenture; and (z) contain such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of Section 5.08(A) of the Indenture;

WHEREAS, in connection with the Merger, each outstanding share of Common Stock prior to the effective time of the Merger (other than certain shares of Common Stock as set forth in the Merger Agreement) shall be converted into the right to receive an amount in cash equal to $22.50, without interest, in accordance with the terms of the Merger Agreement;

WHEREAS, Section 8.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder to, among other things, (i) enter into supplemental indentures pursuant to, and in accordance with, Section 5.08 of the Indenture in connection with a Common Stock Change Event; or (ii) make any change to the Indenture that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 8.06, 11.02 and 11.03 of the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows for the equal and ratable benefit of the Holders:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular; and

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture.

ARTICLE 2

EFFECT OF MERGER ON CONVERSION

Section 2.01. Conversion Right. In accordance with and subject to Section 5.08 of the Indenture, from and after the effective time of the Merger, (a) a Reference Property Unit under the Indenture will be comprised of an amount in cash equal to $22.50; (b) the Conversion Consideration due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in Article 5 of the Indenture (or in any related definitions) were instead a reference to the same number of Reference Property Units; (c) for purposes of Section 4.03 of the Indenture, each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; (d) all conversions whose Conversion Date occurs on or after the effective date of the Merger will be settled entirely in cash in an amount, per $1,000 principal amount of Notes being converted, equal to the product of (x) the Conversion Rate in effect on such Conversion Date (including, for the avoidance of doubt, any increase to such Conversion Rate pursuant to Section 5.07 of the Indenture, if applicable) and (y) $22.50, and the Company shall settle each such conversion no later than the tenth (10th) Business Day after the relevant Conversion Date; (e) no further adjustments to the Conversion Rate will be made pursuant to Section 5.05(A) of the Indenture; and (f) the Daily VWAP and Last Reported Sale Price of a Reference Property Unit shall be $22.50.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.03 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.

Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.06. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. This Supplemental Indenture (and any document executed in connection with this Supplemental Indenture) shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code/UCC or other Signature Law due to the character or intended character of the writings.

Section 3.07. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.08. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT

OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09. Effectiveness. This Supplemental Indenture shall become effective upon, without further action by the parties hereto, the occurrence of the effective time of the Merger under the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/s/ W. Joseph Payne
	Name:	W. Joseph Payne
	Title:	Chief Legal Officer & Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Robert P. Pavlovic
	Name:	Robert P. Pavlovic
	Title:	Vice President

SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE